PERKINS & MARIE CALLENDER'S INC.


FOR IMMEDIATE RELEASE
February 19, 2008

               JAMES STRYKER TO RESIGN AS CHIEF FINANCIAL OFFICER
                       OF PERKINS & MARIE CALLENDER'S INC.

         MEMPHIS, TN -- Perkins & Marie Callender's Inc., headquartered here, announced today that James W. Stryker, who joined PMCI's Marie Callender subsidiary in 2001 as chief financial officer and since 2006 has been executive vice president and chief financial officer of PMCI, will resign to return to California.

         Jay Trungale, PMCI chief executive officer, commented: "Jim came to Memphis in 2006 to lead the integration programs in connection with our merger with Marie Callender's. Now that we have accomplished our integration objectives, Jim is returning to his family and home in California. Jim departs with our thanks and appreciation for all that he's accomplished. The considerable integration synergies we have achieved are due in large part to his dedication."

         The Company has launched a nationwide search for a new chief financial officer, Trungale added, and expects to name a replacement shortly; Stryker will remain at the Company during a transition period.

         ABOUT THE COMPANY: Perkins & Marie Callender's Inc. operates or franchises 619 family restaurants in the U. S., Canada and Mexico under the brand names Perkins Restaurant & Bakery or Marie Callender's Restaurant & Bakery, and licenses food products for sale in retail groceries. The Company is majority-owned by an affiliate of Castle Harlan, Inc., the New York-based investment firm.

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Contact:  Vivian H. Brooks
          508-347-2368